Michael J. Morrison Attorney and Counselor at Law
1495 RIDGEVIEW DRIVE, SUITE 220 RENO, NEVADA 89509 (775) 827-6300 FAX (775) 827-6311 E-MAIL: morrisonlaw@pyramid.net WEBSITE: www.VentureLawUSA.com

April 11, 2002

China Broadband Corp.

1980, 440 2 Ave. SW

Calgary, Alberta

Canada T2P 5E9

Re: Registration Statement on Form S-1 for Selling Shareholders

Ladies and Gentlemen:

We have acted as special counsel to China Broadband Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement"), relating to the resale of an aggregate of up 4,451,500 shares of the Company's common stock (the "Shares") by certain selling shareholders, including 3,651,784 Shares that are issued and outstanding and 799,716 Shares that are issuable by the Company upon exercise of Warrants. The Shares were issued or are to be issued by the Company and offered for resale by the selling shareholders listed on pages 15 and 16 of the prospectus included in the Form S-1.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or documents relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite actions (corporate or otherwise), executed and delivered by such parties and that such agreements or documents are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that the Shares issued to the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Nevada Business Corporation Law, including the statutory provisions and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael J. Morrison

Michael J. Morrison, Esq.